FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS THIRD QUARTER 2016 RESULTS

Strong and Consistent Earnings Performance
Improved Margin Profile and Strong Cash Generation
Announces Strategic Two-year Tolling Agreement for GTSP Co-Product Business

CRANBURY, New Jersey – (October 27, 2016) – Innophos Holdings, Inc. (NASDAQ: IPHS), today announced its financial results for the third quarter ending September 30, 2016.
Q3 2016 Highlights

•	Net income of $14 million was up 151% year-over-year on a GAAP basis and up 13% on an adjusted basis, despite a 7% decrease in sales

•	Strong adjusted EBITDA performance of $34 million, or 18% of sales, up 192 basis points sequentially and 291 basis points year-over-year

•	Working capital reductions drove strong cash delivery with $40 million operating cash flow and $33 million free cash flow

•	Entered two-year tolling agreement for GTSP co-product business effective December 1, 2016

•	Progress against three strategic pillars of operational excellence, commercial excellence and strategic growth

“Innophos delivered another solid quarter highlighted by significant improvements in net income, the highest adjusted EBITDA in eight quarters, and strong cash generation,” said Kim Ann Mink, Ph.D., chief executive officer. “Our ability to maintain margins despite ongoing market headwinds is the direct result of our ability to reduce costs across the organization through our operational excellence initiatives. Through these efforts we have now identified a procurement savings pipeline of $13 to $15 million, 75% of which we expect to be recognized in our 2016 P&L.

“Our focus on efficient working capital drove another period of strong free cash flow generation. As a result, we are well positioned to invest in both organic and inorganic strategic growth opportunities, while also continuing to return value to our shareholders through our dividend program.”

Dr. Mink continued, “The GTSP tolling agreement announced today reflects our commitment to deliver on what we promise. Once the agreement takes effect it will provide us with an outlet for our GTSP co-product and reduce GTSP earnings volatility. Further, this arrangement will eliminate the need for us to expend valuable resources on managing this non-core product line and market.

“We are making significant headway in realizing our vision of transforming Innophos into a market-oriented growth company that provides a broad set of value-added and innovative technology-based ingredient solutions for the food, health and nutrition markets,” Dr. Mink said. “The three strategic pillars of our transformation are at the core of realizing this vision. As we look ahead, our priorities remain to finalize our strategic growth roadmap and strengthen the foundation of our business by continuing to execute against our operational excellence and commercial excellence initiatives.”

Third Quarter Results

$ Millions except EPS

Quarter 3	2016	2015	Variance $	Variance %
Sales	186	200	(14)	(7)%
Net Income	14	5	8	151%
Adj Net Income	15	13	2	13%
Adj EBITDA	34	31	3	11%
Diluted EPS	0.69	0.28	0.41	150%
Adj Diluted EPS	0.75	0.66	0.09	14%
Cash from Ops	40	21	19	92%
Variance $ and Variance % may not foot due to rounding.

Net sales for the third quarter 2016 of $186 million were down 7% compared with the third quarter 2015.

•	Specialty Phosphates sales of $169 million were down 9% versus the prior-year quarter, primarily due to an 8% decline in volumes for lower margin, less differentiated applications.

•
GTSP & Other sales of $17 million were up 24% versus the prior-year quarter as favorable sales volumes offset the effects of low market prices, which remained weak and reflect the lowest market pricing levels seen in six years.

Net Income of $14 million for the third quarter 2016, up $8 million or 151% from the third quarter of 2015. Net income as a percent of sales was 7%, up from 3% in the third quarter 2015 due to improved mix and cost actions.

Adjusted EBITDA of $34 million for the third quarter 2016 yielded a margin of 18%, up 291 basis points compared with the prior-year quarter. Specialty Phosphates adjusted EBITDA margins of 19% improved 392 basis points versus the same quarter last year, partially offset by lower results recorded in GTSP & Other.

Diluted EPS of $0.69, compared with diluted EPS of $0.28 for the third quarter 2015.

Adjusted diluted EPS for the third quarter 2016 was $0.75, up 14% from an adjusted diluted EPS of $0.66 for the third quarter 2015, and also improved sequentially.

Net Cash from operations of $40 million in the third quarter 2016 was nearly double the same period of 2015.

Free cash flow of $33 million in the third quarter 2016 was driven primarily by working capital reductions that enabled net debt to decrease $23 million sequentially to $166 million.

Year-to-date Results

$ Millions except EPS

YTD Quarter 3	2016	2015	Variance $	Variance %
Sales	558	619	(61)	(10)%
Net Income	39	31	8	25%
Adj Net Income	40	40	---	(1)%
Adj EBITDA	95	96	---	---
Diluted EPS	1.96	1.50	0.46	31%
Adj Diluted EPS	2.03	1.94	0.09	5%
Cash from Ops	82	76	6	8%
Variance $ and Variance % may not foot due to rounding.

Net sales for 2016 YTD of $558 million were down 10% compared with the same period of 2015.

•	Specialty Phosphates YTD sales of $517 million were down 9% versus the same period of 2015, primarily on 8% lower volumes, in line with expectations.

•	GTSP & Other YTD sales of $40 million were down 21% versus the same period last year primarily on 20% lower prices.

Net Income of $39 million for 2016 YTD, up $8 million, or 25%, from the same period last year. Net income as a percent of sales was 7% YTD in 2016, up from 5% in the same period of 2015 due to gross margin improvements and cost actions.

Adjusted EBITDA of $95 million for 2016 YTD yielded a margin of 17%, up 164 basis points compared with the same period in 2015. Specialty Phosphates adjusted EBITDA margins of 19% improved 219 basis points versus the same period last year.

Diluted EPS for YTD 2016 was $1.96 compared with diluted EPS of $1.50 for the first three quarters of 2015.

Adjusted diluted EPS for YTD 2016 was $2.03 compared with an adjusted EPS of $1.94 for the first three quarters of 2015.

Net Cash from operations for YTD 2016 was $82 million, up $6 million from the same period last year.

Free cash flow for YTD 2016 was $56 million, up $2 million from the same period last year despite $25 million higher tax payments, of which $19 million, paid in the first quarter of 2016, related to the cash repatriation program.

Recent Trends and Outlook

Specialty Phosphates volumes are expected to decline by 6-8% for full year 2016 compared with 2015, primarily due to reduced sales in lower margin, less differentiated applications and weak end market demand due to continued pressures on packaged foods.

Market phosphate rock and sulfur prices declined modestly for the third quarter 2016. Raw material costs are expected to continue at current levels in the fourth quarter.

Cost improvements from the restructuring program implemented in the third quarter 2015 were in line with expectations, with $3 million lower costs realized in the current quarter against the third-quarter 2015 baseline. Additional year-on-year cost savings were delivered due to detailed cost management. Management continues to review cost actions and productivity initiatives given the challenging market conditions.

Net income and adjusted EBITDA for the fourth quarter are expected to be somewhat softer compared with first and second quarter 2016 when considering the following net effects.

•	Seasonably weaker Q4 revenues along with continued headwinds in sales

•	Strength of US Dollar continuing to attract competition from overseas and to pressure exports from the US

•	Raw material costs at current levels and continued operational excellence cost savings

2016 capital expenditures are expected to be in the range of $34 million to $36 million, below prior projections, due to timing of certain projects that will fall into 2017.

Conference Call

Innophos will host its third quarter 2016 conference call on Friday, October 28, 2016 at 9:00 am ET. The call can be accessed by dialing 1-888-771-4371 (U.S.) or 1-847-585-4405 (international) and entering passcode 43529234. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. The Q3 2016 earnings call presentation will be made available on the Company’s website the morning of the call. A replay will be available between 11:30 am ET on October 28 and 12:00 pm ET on November 11, 2016. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 43529234#. Additional information on Innophos’ third quarter results can also be found on the Company’s website.

About the Company
Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
Contacts
Investors: Mark Feuerbach, 609-366-1204 or investor.relations@innophos.com
Media: Ryan Flaim, Sharron Merrill Associates, 617-542-5300 or IPHS@investorrelations.com
###
Financial Tables Follow

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net sales	$186,037	$199,612	$557,555	$618,515
Cost of goods sold	145,497	162,491	440,149	499,873
Gross profit	40,540	37,121	117,406	118,642
Operating expenses:
Selling, general and administrative	17,749	23,368	51,716	60,026
Research & development expenses	896	1,193	2,913	3,430
Total operating expenses	18,645	24,561	54,629	63,456
Operating income	21,895	12,560	62,777	55,186
Interest expense, net	1,915	1,869	5,627	4,423
Foreign exchange loss	110	2,629	426	5,061
Income before income taxes	19,870	8,062	56,724	45,702
Provision for income taxes	6,227	2,629	18,135	14,723
Net income	$13,643	$5,433	$38,589	$30,979

Diluted Earnings Per Participating Share	$0.69	$0.28	$1.96	$1.50
Diluted weighted average participating shares outstanding	19,670,159	19,662,591	19,572,003	20,633,609
Dividends paid per share of common stock	$0.48	$0.48	$1.44	$1.44
Dividends declared per share of common stock	$0.48	$0.48	$1.44	$1.44

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net Income	13,643	5,433	38,589	30,979
Interest	1,915	1,869	5,627	4,423
Taxes	6,227	2,629	18,135	14,723
Depreciation & Amortization	10,043	9,048	28,607	29,681
EBITDA	31,828	18,979	90,958	79,806

Adjustments
Non-cash stock compensation *	758	658	2,584	2,243
Translation (income) expense	110	2,629	426	5,061
Restructuring (income) expense	1,508	8,621	1,465	8,621
Adjusted EBITDA	34,204	30,887	95,433	95,731

Percent of Sales	18.4%	15.5%	17.1%	15.5%

* Not adjusted when calculating Adjusted EPS

Adjusted Net Income Reconciliation to Net Income

(Dollars in thousands, except EPS)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net Income	13,643	5,433	38,589	30,979

Pre-tax Adjustments
Translation (income) expense	110	2,629	426	5,061
Restructuring (income) expense	1,508	8,621	1,465	8,621
Total Pre-tax Adjustments	1,618	11,250	1,891	13,682

Income tax effects on Adjustments	507	3,669	582	4,475
Adjusted Net Income	14,754	13,014	39,898	40,186

Adjusted Diluted Earnings Per Participating Share	0.75	0.66	2.03	1.94

Segment Reporting – Third Quarter
The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and EBITDA, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three Months Ended September 30,		Net Sales
	2016	2015	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$127,796	$145,617	(12.2)%
Specialty Phosphates Mexico	41,326	40,304	2.5%
Total Specialty Phosphates	169,122	185,921	(9.0)%
GTSP & Other	16,915	13,691	23.5%
Total	$186,037	$199,612	(6.8)%

Segment EBITDA
Specialty Phosphates US & Canada	$15,300	$21,015
Specialty Phosphates Mexico	16,145	5,068
Total Specialty Phosphates	31,445	26,083
GTSP & Other (a) (b)	383	(7,104)
Total	$31,828	$18,979

Segment EBITDA % of net sales
Specialty Phosphates US & Canada	12.0%	14.4%
Specialty Phosphates Mexico	39.1%	12.6%
Total Specialty Phosphates	18.6%	14.0%
GTSP & Other	2.3%	(51.9)%
Total	17.1%	9.5%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$7,218	$6,622
Specialty Phosphates Mexico	1,576	1,637
Total Specialty Phosphates	8,794	8,259
GTSP & Other	1,249	789
Total	$10,043	$9,048

(a) The three months ended September 30, 2016 includes a $1.5 million charge to earnings for restructuring costs.
(b) The three months ended September 30, 2015 includes an $8.6 million charge to earnings for restructuring costs.

Segment Reporting – Year-to-date

	Nine Months Ended September 30,		Net Sales
	2016	2015	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$395,069	$441,116	(10.4)%
Specialty Phosphates Mexico	122,188	126,410	(3.3)%
Total Specialty Phosphates	517,257	567,526	(8.9)%
GTSP & Other	40,298	50,989	(21.0)%
Total	$557,555	$618,515	(9.9)%

Segment EBITDA
Specialty Phosphates US & Canada	$54,338	$63,449
Specialty Phosphates Mexico	38,562	22,216
Total Specialty Phosphates	92,900	85,665
GTSP & Other (a) (b)	(1,942)	(5,859)
Total	$90,958	$79,806

Segment EBITDA % of net sales
Specialty Phosphates US & Canada	13.8%	14.4%
Specialty Phosphates Mexico	31.6%	17.6%
Total Specialty Phosphates	18.0%	15.1%
GTSP & Other	(4.8)%	(11.5)%
Total	16.3%	12.9%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$19,902	$20,348
Specialty Phosphates Mexico	5,600	6,930
Total Specialty Phosphates	25,502	27,278
GTSP & Other	3,105	2,403
Total	$28,607	$29,681

(a) The nine months ended September 30, 2016 includes a $1.5 million charge to earnings for restructuring costs.
(b) The nine months ended September 30, 2015 includes an $8.6 million charge to earnings for restructuring costs.

Price / Volume
The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following table illustrates the percentage changes in net sales by reportable segments compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

	Three Months Ended September 30, 2016			Nine Months Ended September 30, 2016

Reportable Segments	Price	Volume/Mix	Total	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(0.7)%	(11.5)%	(12.2)%	(0.5)%	(9.9)%	(10.4)%
Specialty Phosphates Mexico	0.2%	2.3%	2.5%	(2.4)%	(0.9)%	(3.3)%
Total Specialty Phosphates	(0.5)%	(8.5)%	(9.0)%	(0.9)%	(8.0)%	(8.9)%
GTSP & Other	(26.9)%	50.4%	23.5%	(19.8)%	(1.2)%	(21.0)%
Total	(2.3)%	(4.5)%	(6.8)%	(2.5)%	(7.4)%	(9.9)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows provided from operating activities
Net income	38,589	30,979
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	28,607	29,681
Amortization of deferred financing charges	505	445
Deferred income tax provision	363	169
Share-based compensation	2,329	2,243
Changes in assets and liabilities:
Increase in accounts receivable	(107)	(10,091)
Decrease in inventories	33,092	15,057
Decrease in other current assets	2,102	11,241
Decrease in accounts payable	(2,545)	(10,609)
(Decrease) increase in other current liabilities	(16,145)	5,342
Changes in other long-term assets and liabilities	(4,986)	1,480
Net cash provided from operating activities	81,804	75,937
Cash flows used for investing activities:
Capital expenditures	(25,675)	(21,770)
Net cash used for investing activities	(25,675)	(21,770)
Cash flows used for financing activities:
Proceeds from exercise of stock options	9	190
Long-term debt borrowings	36,000	156,000
Long-term debt repayments	(49,002)	(6,002)
Deferred financing costs	—	(277)
Excess tax (deficiency) benefit from exercise of stock options	(346)	771
Common stock repurchases and restricted stock forfeitures	(331)	(125,402)
Dividends paid	(27,891)	(29,322)
Net cash used for financing activities	(41,561)	(4,042)
Effect of foreign exchange rate changes on cash and cash equivalents	323	(285)
Net change in cash	14,891	49,840
Cash and cash equivalents at beginning of period	17,905	36,207
Cash and cash equivalents at end of period	32,796	86,047

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$32,796	$17,905
Accounts receivable, net	79,845	79,743
Inventories	139,481	172,667
Other current assets	21,248	23,514
Total current assets	273,370	293,829
Property, plant and equipment, net	202,861	199,494
Goodwill	84,373	84,373
Intangibles and other assets, net	84,209	90,522
Total assets	$644,813	$668,218
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,000	$4,002
Accounts payable, trade and other	34,524	36,898
Other current liabilities	46,339	63,204
Total current liabilities	84,863	104,104
Long-term debt	195,170	207,665
Other long-term liabilities	19,411	23,189
Total stockholders’ equity	345,369	333,260
Total liabilities and stockholders’ equity	$644,813	$668,218

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus net cash used for investing purposes.

EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.